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Neil Hirsch - Media
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Christin O’Donnell - Investors
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Labcorp Appoints Victor Bulto to Board of Directors

Bulto, President, U.S. of Novartis, brings global healthcare leadership and growth track record to support Labcorp’s long-term strategy

BURLINGTON, N.C., November 24, 2025 -- Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced the appointment of Victor Bulto, a seasoned pharmaceutical executive and member of Novartis’ executive leadership team, to its Board of Directors, effective December 1, 2025.

Bulto is an accomplished global executive with 25 years of experience in healthcare, and a proven track record of leading large, complex organizations across the U.S. and Europe. He currently oversees Novartis’ U.S. business—a $20+ billion operation—with responsibility across four key therapeutic areas: oncology, immunology, neuroscience, and cardiovascular-renal-metabolic.
Throughout his career at Novartis, Bulto has shaped bold strategies and delivered commercial excellence, enabling businesses to stay ahead amid intensifying regulatory and market pressures. He brings deep expertise in transformation, harnessing technology and automation to simplify processes, drive efficiency, and build future-ready operating models. By anticipating opportunities and building toward them, he drives progress at the evolving intersection of healthcare innovation and consumer expectations, creating new pathways for patient-centered care.

“Victor’s appointment to our Board underscores Labcorp’s focus on long-term growth through innovation and global healthcare leadership,” said Adam Schechter, Chairman and Chief Executive Officer of Labcorp. “His experience leading one of the largest pharmaceutical businesses in the U.S., combined with his expertise across key therapeutic areas, will be invaluable as we advance our strategic priorities and focus on innovating through science and technology to deliver greater value for our customers and shareholders.”

“I deeply believe in Labcorp’s mission and am honored to join the Board at a time of industry growth and medical advancement, particularly in the field of precision medicine,” said Bulto. “Labcorp’s scale and infrastructure, combined with its commitment to meaningful patient impact, create a unique opportunity to accelerate access to novel therapies and shape the future of healthcare.”

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's nearly 70,000 employees serve clients in approximately 100 countries, provided support for more than 75% of the new drugs and therapeutic products approved in 2024 by the FDA, and perform more than 700 million tests annually for patients around the world. Learn more about us at www.labcorp.com.
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